FOR IMMEDIATE RELEASE                       Contact:     Stacy Seiders
                                                         Isolyser Company, Inc.
                                                         (770) 806-9898
                                                         Donna J. Gaidamak
                                                         Allegiance Corporation
                                                         (847) 578-4434


                    ISOLYSER ANNOUNCES COMPLETION OF ITS SALE
                      OF MEDSURG INDUSTRIES AND LICENSE OF
                          OREX TECHNOLOGY TO ALLEGIANCE


         NORCROSS,  Georgia,  July 13, 1999 - Isolyser  Company,  Inc.  (Nasdaq:
OREX) today announced the completion of the sale of the assets of its MedSurg Industries, Inc. subsidiary to a unit of Allegiance Healthcare Corporation, a subsidiary of Allegiance Corporation, and the grant to Allegiance of a worldwide exclusive license to convert, use and sell products made with Isolyser's proprietary degradable materials known as OREX(R) and Enviroguard(TM) for distribution in the healthcare marketplace for a total of $31.3 million.

         Under the terms of the three-year License Agreement, Isolyser will be the sole supplier to Allegiance of dissolvable material made from PVA, the raw material used to manufacture Isolyser's OREX(R) and Enviroguard(TM) products, for use in the health care field. Allegiance is committed to purchase a certain quantity of Enviroguard(TM) fabric. Also under the Agreement, Allegiance will pay Isolyser a royalty equal to a percentage of the net sales price of product sold by Allegiance to customers who utilize the product's unique dissolution technology.

         Migo Nalbantyan, president and chief executive officer of Isolyser, stated, "We are very pleased with our agreement with Allegiance and are committed to serve our health care customers with many innovative new products. Also, as a result of our much improved financial condition, we are now better positioned to accelerate the strategic growth of our technology into other markets."

         "Allegiance is delighted to add Isolyser's innovative OREX(R) and Enviroguard(TM) technology to our leading line of surgical apparel and supplies," said Mike Hudson, president of Allegiance's Convertors and Custom Sterile businesses. "We believe there is significant potential for a line of clinically superior single use medical products that are also environmentally friendly. The combination of Allegiance's Sales and Marketing skills coupled with Isolyser's Research and Development should result in increased demand for the Enviroguard(TM) family of products. We envision this product family to include: nonwoven drapes and apparel, textiles, injection-molded devices and plastic type film products. Our intent is to cover a large percentage of the disposable products used in the Operating Room, Labor and Delivery and Cath Lab."

         Both companies are finalizing a product introduction, marketing and manufacturing schedule related to the introduction of new products. It is expected that this process will be completed over the next several months.

         Isolyser will use funds from the sale to eliminate the remaining balance of its revolving credit facility as well as provide additional operating funds and capital for investment in its technology.

         MedSurg Industries, Inc. assembles and distributes sterile and non-sterile procedure trays and packs for hospitals and other healthcare institutions. Isolyser acquired MedSurg in 1993. Isolyser's OREX division, OREX Technologies International (OTI), possesses an extensive knowledge of polyvinyl alcohol polymer and its associated properties and specializes in the development and commercialization of materials that are engineered with characteristics that facilitate their disposal (bio-cycle). OTI also has a range of capabilities in the area of point-of-use waste treatment and disposal.

         Based in McGaw Park, Illinois, Allegiance Corporation (www.allegiance.net), is America's leading provider of health care products and cost management services needed by hospitals, laboratories and others in health care. Allegiance is a subsidiary of Cardinal Health, Inc. (NYSE: CAH), of Dublin, Ohio. Cardinal is a leading provider of services supporting health care.
         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be significantly affected by certain risks and uncertainties described in the Company's annual report on Form 10-K and elsewhere, including without limitation, the risks described in Risk Factors in the Company's Annual Report on Form 10-K for the period ending December 31, 1998 under the captions "Risks of New Products," "Manufacturing and Supply Risks," "Protection of Technologies," "Competition," "Risks of Technological Obsolescence," "Reliance Upon Distributors," "Regulatory Risks," and "Product Liability," and risks associated with any failure of Isolyser to timely fulfill Allegiance's purchase orders and otherwise perform Isolyser's obligations under the license agreement. The Company's actual results could differ materially from such forward-looking statements.

         Isolyser has developed and manufactures OREX(R) Degradables, a series of ecologically safe products made from a thermoplastic, hot water soluble polymer that can be configured into an array of products such as woven and nonwoven fabrics, film, thermoformed and extruded items. The Company believes that its products provide protection to people and the environment while providing cost-effective solutions to the problems associated with waste
reduction  and  disposal.   The  Company  also  manufactures  infection  control
products.

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